SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549

                          FORM 8-K
                       CURRENT REPORT

             Pursuant to Section 13 or 15(d) of
             The Securities Exchange Act of 1934

        Date of Report (date of earliest event reported):
                      February 9, 2001

                     XEROX CORPORATION
   (Exact name of registrant as specified in its charter)

 New York              1-4471                16-0468020
 (State or other       (Commission File      (IRS Employer
 jurisdiction of       Number)               Identification
 incorporation)                              No.)

                   800 Long Ridge Road
                     P. O. Box 1600
            Stamford, Connecticut  06904-1600
    (Address of principal executive offices)(Zip Code)

    Registrant's telephone number, including area code:
                      (203) 968-3000







Item 5.  Other Events

On February 9, 2001, a shareholder derivative action was commenced in the Supreme Court of the State of New York, for the County of New York on behalf of Registrant against all current members of the Board of Directors (with the exception of Anne M. Mulcahy), former CEO and Board member G. Richard Thoman (collectively, the "Individual Defendants"), and Registrant, as a nominal defendant. The complaint alleges that the Individual Defendants breached their fiduciary duties and violated duties of care and good faith to Xerox and its shareholders by, among other things, knowingly and recklessly failing to (i) create and maintain systems that would allow them to obtain information necessary to supervise, manage and control Xerox's operations prudently; (ii) vigorously investigate potential and actual known problems relating to accounting, revenue recognition, financial assumptions and general internal auditing functions and controls; and (iii) ensure that the issues related to alleged severe accounting improprieties were being handled by the Company in a reasonable, business-like manner, and take affirmative steps in a good faith effort to remediate the alleged problems. Plaintiff claims that by engaging in the alleged improper conduct, the Individual Defendants attempted to profit personally by maintaining the price of their substantial holdings in Xerox stock and options at artificially inflated levels in order to significantly increase the value of these holdings. The Plaintiff seeks judgment against all Defendants for unspecified damages sustained by Registrant as a result of the breaches of fiduciary duty, awarding Plaintiff the costs and disbursements of the action, including attorneys' and other expert fees, costs and expenses, and granting such other relief as the Court deems appropriate.

The Individual Defendants deny the wrongdoing alleged in the complaint and intend to vigorously defend the action.

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                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this report to be signed on its behalf by the undersigned duly authorized.

                                         XEROX CORPORATION

                                         /s/ MARTIN S. WAGNER
                                         --------------------------------
                                         By: MARTIN S. WAGNER
                                             Assistant Secretary

Date: February 23, 2001